CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)

6.880% Retail Medium-Term Notes Due July 15, 2031	$25,000,000	$2,675

(1)	Excludes accrued interest, if any.
(2)	Pursuant to Rule 457(p) under the Securities Act of 1933, as amended, registration fees were paid with respect to unsold securities that were previously registered pursuant to Registration Statement Nos. 333-123240, 333-123240-01 and 333-123240-02 and were carried forward. Prudential Financial is offsetting the $2,675 registration fee with respect to the $25,000,000 Prudential Financial 6.880% Retail Medium-Term Notes Due July 15, 2031 offered by means of this pricing supplement against those registration fees carried forward, and $87,851.49 remains available for future registration fees. No additional registration fee has been paid with respect to this offering.

Prudential Financial Retail Medium-Term Notes, Due One Year or More from Date of Issue

Filed under Rule 424(b)(3), Registration Statement(s) No. 333-132469, 333-132469-01 and 333132469-02

Pricing Supplement No. 136 - dated June 13, 2006

(to Prospectus dated March 16, 2006 and Prospectus Supplement dated March 16, 2006)

Investors should read this pricing supplement in conjunction with the Prospectus and Prospectus Supplement.

CUSIP Number	Aggregate Principal Amount	Price to Public	Gross Concession	Net Proceeds to Issuer	Coupon Type	Interest Rate	Maturity Date	Interest Payment Frequency	Interest Payment Dates
74432RAF0	$25,000,000	99.550% $24,887,500	0.510% $127,500	99.040% $24,760,000.00	Fixed	6.880%	July 15, 2031	Semi- annually	15th of January and July

1st Interest Payment Date	Day Count Basis	Issue Date	Redemption Information	Redemption Terms	Survivor’s Option	Product Ranking/ Collateral Type	Moody’s Rating	S&P Rating
January 15, 2007	30/360 unadjusted	July 3, 2006	Callable	Callable in whole or in part on July 15, 2009 and semi-annually thereafter	No	Senior Unsecured Notes	A3	A

Lead Agent: Banc of America Securities LLC Purchasing Agent: Deutsche Bank Securities Inc. Agents: A.G. Edwards & Sons, Inc., Bear, Stearns & Co., Inc., Charles Schwab & Co. Inc., Citigroup, Edward D. Jones & Co., L.P., Fidelity Capital Markets Services, Incapital LLC, Merrill Lynch & Co., Ramirez & Co., Inc., Raymond James & Associates, Inc., RBC Dain Rauscher Inc., Muriel Siebert & Co., Inc., UBS Financial Services Inc.

Prudential Financial, Inc.

Pricing Date: June 23, 2006

Settlement Date: July 3, 2006

Minimum Denomination/Increments: $1,000.00/$1,000.00

Initial trades settle flat and clear SDFS: DTC Book Entry only

DTC Number 573 via Deutsche Bank Securities Inc.

Prudential Financial, Inc. $2,500,000,000 Prudential Financial Retail Medium-Term Notes Prospectus dated 16-Mar-06 and Prospectus Supplement dated 16-Mar-06

The Prudential Financial, Inc. Retail Medium-Term Notes will be represented by a master global note in fully registered form, without coupons. The master global note will be deposited with, or on behalf of, DTC and registered in the name of a nominee of DTC, as depository, or another depository as may be named in a subsequent pricing supplement.

Deutsche Bank Securities